Exhibit 3.1

ARTICLES OF INCORPORATION

OF

PRIVATE BANCORP OF AMERICA, INC.

FIRST: The name of the corporation is: Private Bancorp of America, Inc.

SECOND: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD: The name and complete address in this State of the corporation’s initial agent for service of process is:

Selwyn Isakow

9404 Genesee Avenue, Suite 100

La Jolla, California 92037

FOURTH: The initial street and mailing address of the corporation is: 9404 Genesee Avenue, Suite 100, La Jolla, California 92037.

FIFTH: (a)The corporation is authorized to issue a total of Forty Million (40,000,000) shares of stock. The corporation is authorized to issue two classes of stock designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is Twenty Million (20,000,000), and the number of shares of Common Stock authorized to be issued is Twenty Million (20,000,000).

(b) The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and later the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

SIXTH: The corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner of such shares, and shall not be bound to recognize any equitable, beneficial or other claim to, or interest in, such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the corporation shall have actual or constructive notice of the interests of such purchaser, assignee, or transferee or other person. The purchaser, assignee, or transferee of any of the shares of the corporation shall not be entitled to receive notice of the meetings of shareholders; to vote at such meetings; to examine the records of the corporation; to be paid dividends; or to own, enjoy or exercise any other property or rights deriving from such shares against the corporation, until such purchaser, assignee, or transferee has become the registered holder of such shares.

SEVENTH: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

EIGHTH: The corporation is authorized to provide indemnification of its agents (as defined in Section 317(a) of the California Corporations Code) to the fullest extent permissible under California law through bylaw provisions, agreements with its agents, vote of the shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limitations set forth in Section 204 of the California Corporations Code and to the requirements of federal laws, rules, regulations or orders regarding indemnification and prepayment of legal expenses, including Section 18(k) of the Federal Deposit Insurance Act and Part 359 of the rules and regulations of the Federal Deposit Insurance Corporation or any successor regulations thereto.

NINTH: Any repeal or modification of the foregoing provisions of Articles Seventh and Eighth by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

For the purpose of forming the corporation under the laws of the State of California, the undersigned incorporator has executed these Articles of Incorporation.

Dated: July 31, 2015

/s/ Antónia Lopes
Antónia Lopes
Sole Incorporator

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